# SETTLEMENT AGREEMENT AND MUTUAL RELEASE

**WHEREAS**, on November 30, 2023, Intracoastal Capital LLC. ("Intracoastal") filed an action against Safety Shot Inc. ("SHOT" or the "Company") in the Supreme Court of the State of New York, New York County, Index No. 655967/2023 (the "Action");

**WHEREAS**, Intracoastal and SHOT (the "Parties") desire to fully settle and resolve all issues and claims that relate in any way to the allegations set forth in the Action without the admission of any fault or liability on the part of any of the Parties;

**NOW, THEREFORE**, in consideration of and in return for the promises and covenants undertaken by the Parties herein and the releases given herein, the adequacy of which consideration is acknowledged, the Parties agree, this 14th day of January 2025, as follows:

1. Settlement Consideration. No later than ten business days following the execution of this Agreement, SHOT shall issue to Intracoastal (a) shares of Common Stock with a value of \$875,000 as determined in accordance with paragraph 2 below (the "Shares"); and (b) available funds by wire transfer in the aggregate amount of \$175,000 (the "Settlement Payment," and, together with the Shares, the "Settlement Consideration"). The Shares shall be issued as restricted securities, subject to registration with the SEC pursuant to paragraph 3 below.

2. The Shares.

(a) The Shares shall be the greater of the Initial Share Amount or the Adjusted Share Amount. The Initial Share Amount shall be in an amount equal to eight hundred seventy five thousand (875,000) divided by the Initial Share Price. The Initial Share Price shall be the lesser of (i) the Volume Weighted Average Price for SHOT, as reported on the NASDAQ, on the five trading days prior to the execution of this Agreement or (ii) the closing price for SHOT, as reported on the NASDAQ on the day prior to the execution of this Agreement. The Initial Share Amount shall be subject to adjustment in the event the Adjusted Share Price is lower than the

Initial Share Price. The Adjusted Share Price shall be the lesser of (i) the VWAP for SHOT on the five trading days prior to the day that the Registration Statement becomes effective or (ii) the closing price for SHOT on the day prior to the day the Registration Statement becomes effective. In such event, SHOT shall deliver within two (2) business days additional shares of common stock so that Intracoastal receives, in total, an amount equal to eight hundred seventy five thousand (875,000) divided by the Adjusted Share Price (the "Adjusted Share Amount"). If there are insufficient registered shares to deliver the Adjusted Share Amount, then Intracoastal shall receive the remaining registered shares and the balance of the Adjusted Share Amount shall be issued as restricted securities.

(b) Until the earlier of (i) six months after the effective date of the Registration Statement or (ii) the date that all Shares are sold, Intracoastal shall not sell shares of SHOT on any trading day in an amount greater than 10% of the daily volume on that day.

3. Registration Statement.

(a) The Company shall promptly file a Registration Statement for shares of Common Stock equal to 130% of the Initial Share Amount, which filing shall be no later than ten (10) business days after the execution of this Agreement. The Company shall diligently take all steps necessary for the Registration Statement to become effective as soon as practicable and shall thereafter maintain the Registration Statement until the Shares are sold.

(b) The Company shall not permit any other registration statement to become effective prior to the time that the Registration Statement for the Shares becomes effective.

4. Dismissal of the Action With Prejudice. No later than two (2) business days following the effective date of the Registration Statement, Intracoastal shall execute a stipulation dismissing the Action with prejudice in the form attached hereto as Exhibit A (the "Dismissal

Stipulation"). The Action shall be stayed between the execution of this Agreement and the effective date of the Registration Statement.

5. Release of SHOT by Intracoastal. Upon the effective date of the Registration Statement, Intracoastal, on behalf of itself, its members, managers, affiliates, agents, subsidiaries, investors, partners, directors, employees, attorneys, representatives, predecessors, successors and assigns, and the executors, administrators, associates, and related or affiliated persons or entities of each of the foregoing (collectively, the "Intracoastal Releasors"), being legally competent to contract, automatically, irrevocably, and fully and forever release and discharge SHOT and its respective members, managers, affiliates, agents, subsidiaries, investors, partners, directors, employees, attorneys, representatives, predecessors, successors and assigns, and the executors, administrators, associates, and related or affiliated persons or entities of each of the foregoing (collectively, the "Released Defendants") from any and all manner of actions, obligations, suits, proceedings, matters, disputes, claims or causes of action, harm, damages or injuries whatsoever (including without limitation arising out of a breach of any duty, law, or rule) known or unknown, suspected or unsuspected, contingent or non-contingent, alleged or not alleged, which now exist, heretofore have existed or come into existence in the future, upon any theory of law or equity, whenever or however arising (whether contractual, common law, statutory, federal, state, local, or otherwise, including but not limited to any claims for compensatory or punitive damages, or for attorneys' fees, costs or disbursements of any kind), relating to or arising out of Intracoastal's purchase, sale, or trading in SHOT securities, and/or the allegations in the Action from the beginning of time through the date of this Agreement (collectively, the "Released Claims"). Notwithstanding anything herein to the contrary, the Released Claims shall not include any suit, action, or proceeding to enforce the terms of this Agreement.

6. Release of Intracoastal by SHOT. Upon execution of this Agreement, SHOT on its behalf and on behalf of its members, managers, affiliates, agents, subsidiaries, investors, partners, directors, employees, attorneys, representatives, predecessors, successors and assigns, and the executors, administrators, associates, and related or affiliated persons or entities of each of the foregoing (collectively, the "Defendant Releasors"), being legally competent to contract, automatically, irrevocably, and fully and forever release and discharge Intracoastal and its respective members, managers, affiliates, agents, employees, subsidiaries, investors, partners, directors, attorneys, representatives, predecessors, successors and assigns, and the executors, administrators, associates, and related or affiliated persons or entities of each of the foregoing (collectively, the "Intracoastal Released Parties") from any and all manner of actions, obligations, suits, proceedings, matters, disputes, claims or causes of action, harm, damages or injuries whatsoever (including without limitation arising out of a breach of any duty, law, or rule), known or unknown, suspected or unsuspected, contingent or non-contingent, which now exist, heretofore have existed or come into existence in the future, upon any theory of law or equity, whenever or however arising (whether contractual, common law, statutory, federal, state, local, or otherwise, including but not limited to any claims for compensatory or punitive damages, or for attorneys' fees, costs or disbursements of any kind), relating to or arising out of the Released Claims. Notwithstanding anything herein to the contrary, the Released Claims shall not include any suit, action, or proceeding to enforce the terms of this Agreement.

7. Confidentiality. The Parties agree that the terms and conditions of this Agreement are not confidential and they may disclose the terms to any third parties. The Company shall make timely public disclosure of the material terms of this Agreement on SEC Form 8-K.

8. Termination. Intracoastal may terminate this agreement, in its sole discretion, upon the occurrence of any of the following prior to the effectiveness of the Registration Statement: (a) SHOT does not timely deliver the Settlement Consideration; (b) shares of SHOT cease to trade on the Nasdaq CM; (c) the closing price of SHOT is less than 0.20 for three consecutive trading days; (d) the Registration Statement is not declared effective within sixty (60) days after the execution of this Agreement; (e) SHOT is in breach of Section 3 of this Agreement; or (f) SHOT announces that it has filed, or is planning to file, for protection under the federal bankruptcy laws. Any termination shall be on written notice to SHOT. In the event of termination, Intracoastal shall return any Shares that it holds but shall retain the Settlement Payment and the proceeds from the sale of any Shares and such amount shall reduce any amounts owed by SHOT. Notwithstanding the foregoing, SHOT may obtain two extensions of thirty (30) days to the deadline set by subpart (d) by payment of twenty-five thousand dollars ($25,000), for each such extension, to such bank account as Instracoastal shall direct, no later than three (3) business days before the expiration of the deadline.

9. Binding Effect. This Agreement binds and inures to the benefit of the Parties and their respective past and present agents, employees, family members (including current and former spouses), assigns, attorneys, representatives, officers, directors, shareholders, successors, assigns, transferees, insurers and sureties, and all of their subsidiaries, parents, predecessors, successors and affiliated companies.

10. No Admission. It is understood and agreed that this Agreement is a compromise and settlement of the claims released herein, and it shall not be construed as an admission, concession, or indication of the validity of any claim, defense, liability, obligation, or wrongdoing.

11. Entire Agreement. This Agreement contains the entire agreement among the Parties and shall not be modified in any way except in writing executed by the Party to be bound thereby. No statements, promises, or inducements by any of the signatories or any agent of any of the signatories shall be valid or binding unless they are contained in this Agreement. This Agreement supersedes and replaces any and all alleged or actual prior agreements or understandings. Any antecedent or contemporaneous extrinsic representations and warranties made in the negotiation or preparation of the Agreement are intended to be merged into this Agreement and are of no further force or effect. Intracoastal acknowledges that the Warrant at issue in the action, exercisable at $1.40 per share, is void and cancelled effective upon delivery of the Settlement Consideration and the effectiveness of the Registration Statement. SHOT acknowledges and agrees that Intracoastal retains all of its rights with respect to 38,342 Warrants that Intracoastal now holds, exercisable at $0.93 per share, which were not at issue in the Action, and which appear in the Registration Statement filed by SHOT on November 22, 2023.

12. Construction. The language of all parts of this Agreement shall in all cases be construed as a whole, according to their fair meaning, and not strictly for or against any of the Parties. This Agreement was prepared jointly by the Parties, and no presumptions or rules of interpretation based upon the identity of the Party preparing or drafting the Agreement, or any part thereof, shall be applicable or invoked.

13. Governing Law. This Agreement shall be considered to have been negotiated, executed and delivered, and to be wholly performed in the State of New York, and the rights and obligations of the Parties to the Agreement shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of New York without giving effect to that State's choice of law principles. Intracoastal and SHOT agree that the exclusive jurisdiction

for any legal proceeding arising out of or relating to this Agreement shall be the Supreme Court of New York, New York County and Intracoastal and SHOT hereby waive any challenge to personal jurisdiction or venue in that court. They also waive trial by jury in any proceeding relating to this Agreement. In the event any proceeding to enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys fees.

14. Authority to Bind. To the extent any person or entity executes this Agreement in a representative capacity for either Party, he or she hereby represents and warrants that he or she is authorized to enter into this Agreement on behalf of that Party, that all necessary authorizations or other resolutions have been passed or obtained, and that this Agreement shall be a legal, valid, and binding obligation on that Party.

15. Notices. As to Intracoastal and SHOT only, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by electronic mail (provided that the sending party does not receive an automated rejection notice); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same provided a copy is also sent by electronic mail. The addresses and e-mail addresses for such communications shall be:

If to Intracoastal:

c/o Intracoastal Capital LLC
245 Palm Trail
Delray Beach, Florida 33483
Attention: Keith Goodman
Telephone: (847) 562-9030
Email: kgoodman@intracc.com

With a copy (for informational purposes only) to:

Thomas Fleming
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Telephone: (212) 451-2300
Email: tfleming@olshanlaw.com

If to SHOT:

Scott P. Barlow, Esq.
Law Office of Scott P. Barlow
2745 Allyson Ct
Westlake Village, CA 91362-5166
818.554.9239
scott@barlowlegal.net

With a copy to:

Safety Shot Inc.
1061 E. Indiantown Road, Suite 110
Jupiter, Florida 33477
Attention: John Gulyas
Telephone: (561) 325-0482
Email: jgulyas@drinksafetyshot.com

16. Severability. If any provision or provisions contained in this Agreement shall contravene or be invalid under any applicable law, such contravention or invalidity shall not invalidate the whole Agreement, but the Agreement shall be construed as not containing the particular provision or provisions held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.

17. Headings. The section headings contained in each section of this Agreement are intended solely for convenience of reference and shall not limit or expand the express terms of this Agreement or otherwise be used in its construction.

18. Counterpart Signature Pages. This Agreement may be executed in one or more counterparts with facsimile, scanned or DocuSign signatures being deemed original, any of

which need not contain the signatures of all Parties but all signed counterparts taken together will constitute one and the same agreement.

19. Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by themselves or their duly authorized representatives on the respective dates set forth below.

INTRACOASTAL CAPITAL LLC

By: ______________________

Name:

Title: Keith Goodman, Authorized Signatory

SAFETY SHOT INC.

By: Jarrett Boon

Name:

Title: CEO

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